Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated March 10, 2005, relating to the balance sheets of Celsion Corporation (the “Company”) as of December 31, 2004 and 2003 and September 30, 2003, and the related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2004, the three months ended December 31, 2003 and for both fiscal years in the period ended September 30, 2003 and our report dated April 11, 2005, relating to management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the effectiveness of internal control over financial reporting, in the Company’s Form 10-K/A Amendment No. 2 for the year ended December 31, 2004.

/s/ Stegman & Company

Baltimore, Maryland

August 1, 2005